news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer and Treasurer
(918) 493-7700

For Immediate Release…
February 8, 2006

UNIT CORPORATION’S OIL & NATURAL GAS SUBSIDIARY’S
RESERVES REACH RECORD 412.1 BCFE
COMPANY ANNOUNCES CONTRACT DRILLING OPERATIONS UPDATE
AND 2006 CAPITAL EXPENDITURE BUDGET

Tulsa, Oklahoma….Unit Corporation (NYSE - UNT) today announced the following information regarding the results of the operations of its wholly owned subsidiaries.

Unit Petroleum Company
Unit Petroleum Company replaced 261% of its 2005 oil and natural gas production and increased its proved oil and natural gas reserves 19% to 412.1 Bcfe. At December 31, 2005, Unit’s net proved oil and natural gas reserves, as reviewed by its Independent Petroleum Engineers, Ryder Scott, are 412.1 Bcfe of natural gas, which includes 9.9 million barrels of oil and natural gas liquids and 352.8 Bcf of natural gas. This increase resulted from certain acquisitions during the year and our participation in the drilling of 192 gross wells (with a success rate of 92%) during 2005. Seventy-eight percent of these reserves are proved developed and 86% of the total proved reserves are natural gas. 2005 marks the 22nd consecutive year that Unit has met its goal of replacing more than 150% of its annual production with new oil and natural gas reserves. The net present value, discounted at 10%, of these reserves as of December 31, 2005 is approximately $1.3 billion. Future net revenue from these properties, before income taxes, is estimated to be $2.3 billion. This value is based on unescalated prices of $61.04 per barrel of oil and $8.07 per Mcf of natural gas for the life of the properties per SEC regulations.
During 2005, Unit produced a record 1,084,000 barrels of oil and 34.1 Bcf of natural gas, or an equivalent Bcf of 40.6. This is an increase of 21% from the equivalent production for 2004 when Unit produced 1,048,000 barrels of oil and 27.1 Bcf of natural gas for an equivalent Bcf of 33.4.
Unit Petroleum has budgeted capital expenditures of $240 million, excluding acquisitions, for 2006, of which $215 million is planned for exploration and development drilling. This budget represents a 42% increase over the company’s estimated 2005 capital expenditures, excluding acquisitions. Unit Petroleum currently plans to participate in the drilling of 235 wells during 2006, an increase of 22% over 2005.

Unit Drilling Company
Unit Drilling Company’s dayrates for the fourth quarter averaged $14,626 per day, which is $1,509 per day or 12% higher than the company’s third quarter 2005 dayrate average. Current dayrates average $17,129 per day, or $2,503 per day higher than the fourth quarter average and $1,486 per day higher than the December average.
“This increase in the company’s dayrates from the third quarter to the fourth quarter is the result of the strong demand for drilling rigs,” said Larry Pinkston, President and Chief Executive Officer. “Strong demand for drilling rigs is still evident by the continued increase in dayrates into 2006.”
Fourth quarter rig utilization averaged 106.2 rigs and rig utilization for 2005 averaged 102.1, an increase of 12% and 16%, respectively, over the comparable periods in 2004. Currently, Unit has 111 rigs, 110 of which are operating under contract. As previously announced, in January 2006, Unit lost a drilling rig in a blow-out fire. In January 2006, the company acquired a 1,000 horsepower electric rig that requires some modifications, but this rig is expected to be operational in March.
Unit is currently constructing two additional 1,500 horsepower SCR rigs. The first of these rigs should be completed and operational in April, and the second in June. Unit has also ordered two new 1,500 horsepower SCR rigs. The first of these rigs should be operational by mid-March, and the second rig is expected to be placed into operation in April. The addition of these four drilling rigs should bring Unit’s total rig fleet to 116 by the end of the second quarter of 2006.
Unit Drilling has budgeted capital expenditures of $185 million for 2006, which represents an increase of 107% over estimated 2005 capital expenditures, excluding acquisitions. The company plans to add at least 10 rigs during 2006, including the five rigs discussed above. The additional rigs will be added through a combination of new rigs purchased and internal construction.
Unit will release its fourth quarter and year-end 2005 earnings and host a conference call on Wednesday, February 22, 2006. The webcast will be broadcast live over the Internet at 11:00 a.m. Eastern Time at www.unitcorp.com.
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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the amount of the company’s oil and natural gas reserves, the value of the company’s oil and natural gas reserves, the number of future wells the company plans to drill, productive capabilities of the wells, future demand for oil and natural gas, oil and natural gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, timing of acquisition or construction of new drilling rigs, anticipated oil and natural gas prices, anticipated operational dates for newly constructed or acquired drilling rigs, future rates to be paid for the company’s drilling rigs as well as other development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.